Filed pursuant to Rule 424(b)(5)
Registration No. 333-145906
$50,000,000
Debt Securities
Preferred Stock
Common Stock
Warrants
Units
We may offer any combination of the securities described in this prospectus from time to time in the amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus.
You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.
We will sell directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of the securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the relevant prospectus supplement.
Our common stock is traded on The NASDAQ Global Market under the symbol “HYTM.” On September 5, 2007, the last reported sale price of our common stock as reported on NASDAQ was $6.96 per share.
Investing in our common stock involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our securities in “Risk factors” beginning on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.
The date of this prospectus is October 5, 2007

You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you different or additional information. You should not assume that the information in this prospectus is accurate as of any date after their respective dates.
Hythiam®, the Hythiam logo, PROMETA®, PROMETA Center® and the PROMETA logo are trademarks of Hythiam, Inc. This prospectus also contains trademarks of other companies.

Prospectus summary
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the securities we are offering as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including the information incorporated by reference in this prospectus, before making an investment decision.
OUR BUSINESS
Integrating both medical and psychosocial treatment modalities, we provide comprehensive behavioral health management services to health plans, employers, criminal justice, and government agencies. With a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment, we manage all behavioral health disorders. We also research, develop, license and commercialize innovative and proprietary physiological, nutritional, and behavioral treatment programs. We offer disease management programs for substance dependence built around our proprietary PROMETA treatment programs for alcoholism and dependence to cocaine and methamphetamine. The PROMETA treatment programs, which integrate behavioral, nutritional, and medical components, are available through licensed treatment providers who have entered into licensing agreements with us for the use of our treatment programs. We also license or manage PROMETA Centers, medical practices that focus on offering treatment with the PROMETA treatment programs for dependencies on alcohol, cocaine, and methamphetamines.
OUR CORPORATE INFORMATION
We are incorporated in Delaware. Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300. We maintain an Internet website at http://www.hythiam.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) utilizing a shelf registration process. Under this process, we may from time to time, in one or more offerings, sell such indeterminate shares of our common stock, preferred stock, debt securities, warrants to purchase common stock, or units consisting of any combination of the foregoing, resulting in gross proceeds up to $50,000,000. This prospectus provides you with a general description of the securities we may offer.
Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, you should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.” We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where such offer is permitted.

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where such an offer is prohibited. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. We undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Risk factors
Investing in our common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.
RISKS RELATED TO OUR BUSINESS
We have a limited operating history, and expect to continue to incur operating losses, making it difficult to evaluate our future prospects
We have been unprofitable since our inception and expect to incur substantial additional operating losses for at least the next twelve months. As we continue to grow, our historical operations and financial information are not necessarily indicative of our future operating results, financial condition or ability to operate profitably as a commercial enterprise. We may not be able to achieve positive cash flows before our existing cash reserves are expended. Revenues may not increase as quickly as anticipated, and changes in our business strategy, technology development or marketing plans or other events affecting our operating plans and expenses may result in the expenditure of existing cash before we achieve positive cash flow. If this occurs, our ability to meet our cash obligations as they become due and payable will depend on our ability to delay or reduce operating expenses, sell securities, borrow funds or some combination thereof. We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners. We may not be successful in raising necessary funds on acceptable terms, or at all.
We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations
Continued expansion could put significant strain on our management, operational and financial resources. The need to comply with the rules and regulations of the SEC and The Nasdaq Global Market will continue to place significant demands on our financial and accounting staff, financial, accounting and information systems, and our internal controls and procedures, any of which may not be adequate to support our anticipated growth. We may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to satisfy our reporting obligations, or achieve our marketing, commercialization and financial goals.
Our treatment programs may not be as effective as we believe them to be, which could limit our revenues and adversely affect our business
Our belief in the efficacy of our treatment programs is based on a limited number of studies and commercial pilots that have been conducted to date, and our initial experience with a small number of patients. Such results may not be statistically significant, have not been subjected to close scientific scrutiny, and may not be indicative of the long-term future performance and safety of treatment with our programs. Controlled scientific studies, including those that have been announced and planned for the future, may yield results that are unfavorable or demonstrate that treatment with our programs is not clinically effective or safe. If the initially indicated results cannot be successfully replicated or maintained over time, utilization of our programs could decline substantially.
Our treatment programs may not become widely accepted, which could limit our growth
Further marketplace acceptance of our treatment programs may largely depend upon healthcare providers’ interpretation of our limited data, the results of pending studies, or upon reviews and reports that may be given by independent researchers. In the event such research does not establish our treatment programs to be safe and effective, it is unlikely we will be able to achieve widespread market acceptance.
Our industry is highly competitive, and we may not be able to compete successfully
The healthcare business in general, and the substance dependence treatment business in particular, are highly competitive. We compete with many types of substance dependence treatment methods, treatment facilities and other service providers, many of whom are more established and better funded than we are. Many of these other treatment methods and facilities are well established in the same markets we target, have substantial sales volume, and are provided and marketed by companies with much greater financial resources, facilities, organization, reputation and experience than we have. The historical focus on the use of psychological or behavioral therapies, as opposed to medical or physiological treatments for substance dependence, may create further resistance to penetrating the substance dependence treatment market.
There are a number of companies developing or marketing medications for reducing craving in the treatment of alcoholism, including:
•	The addiction medication naltrexone, an opiate receptor antagonist, is marketed by a number of generic pharmaceutical companies as well as under the trade name ReVia®, for treatment of alcohol dependence.

•	VIVITROL®, a long-acting injectable form of naltrexone intended to be administered by a physician via monthly injections. Alkermes reported results from a phase III clinical study indicating that in the overall study population, patients experienced approximately a 25% reduction in the rate of heavy drinking relative to placebo.

•	Campral® Delayed-Release Tablets (acamprosate calcium), an NMDA receptor antagonist taken two to three times per day on a chronic or long-term basis. Clinical studies supported the effectiveness in the maintenance of abstinence for alcohol-dependent patients who had undergone inpatient detoxification and were already abstinent from alcohol.
Our competitors may develop and introduce new processes and products that are equal or superior to our programs in treating alcohol and substance dependencies. Accordingly, we may be adversely affected by any new processes and technology developed by our competitors.

There are approximately 13,000 facilities reporting to the Substance Abuse and Mental Health Services Administration that provide substance abuse treatment on an inpatient or outpatient basis. Well known examples of residential treatment programs include the Betty Ford Center®, Caron Foundation®, Hazelden® and Sierra Tucson®. In addition, individual physicians may provide substance dependence treatment in the course of their practices.
We depend on key personnel, the loss of which could impact the ability to manage our business
Our future success depends on the performance of our senior management and our key professional personnel, in particular our Chairman and Chief Executive Officer, Terren S. Peizer, our Senior Executive Vice Presidents, Richard Anderson, Anthony LaMacchia and Christopher S. Hassan and our Chief Financial Officer, Chuck Timpe. Each of these key executives is party to an employment agreement which, subject to termination for cause or good reason, has a remaining term of one month to three years. The loss of the services of Mr. Peizer or any other key member of management could have a material adverse effect on our ability to manage our business.
We are subject to personal injury claims, which could result in substantial liabilities that may exceed our insurance coverage
All significant medical treatments and procedures, including treatment utilizing our programs, involve the risk of serious injury or death. Even under proper medical supervision, withdrawal from alcohol may cause severe physical reactions. While we have not been the subject of any such claims, our business entails an inherent risk of claims for personal injuries and substantial damage awards. We cannot control whether individual physicians will apply the appropriate standard of care, or conform to our treatment programs in determining how to treat their patients. While our agreements typically require physicians to indemnify us for their negligence, there can be no assurance they will be willing and financially able to do so if claims are made. In addition, our license agreements require us to indemnify physicians, hospitals or their affiliates for losses resulting from our negligence.
We currently have insurance coverage for up to $5 million per year for personal injury claims. We may not be able to maintain adequate liability insurance at acceptable costs or on favorable terms. We expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated with our programs increases. In the event of litigation, regardless of its merit or eventual outcome, we may sustain significant losses of our operating capital.
If government and third-party payers fail to provide coverage and adequate payment rates for treatment using our treatment programs, our revenue and prospects for profitability will be harmed
Our future revenue growth will depend in part upon the availability of reimbursement for treatment using our programs from third-party payers such as government health programs including Medicare and Medicaid, managed care providers, private health insurers and other organizations. Third-party payers are increasingly attempting to contain healthcare costs, and may not cover or provide adequate payment for treatment using our programs. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.
Our international operations may be subject to foreign regulation, and the success of our foreign operations will depend on many factors
The criteria of foreign laws, regulations and requirements are often vague and subject to change and interpretation. Our international operations may become the subject of foreign regulatory, civil, criminal or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention, regardless of whether it ultimately is successful. If we fail to comply with any applicable international laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations, including our domestic operations, could be adversely affected.
In addition, the private pay healthcare system in Europe is not as developed as in the U.S and as a result it may be more difficult to convince patients in these countries to pay substantial amounts for treatment. We will be reliant on relationships that we establish with local companies, thought leaders and governments. There can be no assurance we will be able to establish these relationships, maintain them or that the partners will retain their influence in the market. It may take longer than we expect to commence operations or to operate our business at profitable levels as we do not have the established relationships and or knowledge of the regulations and business practices in the markets we are entering.
We may not realize the expected benefits of the CompCare acquisition, and may not be able to successfully utilize CompCare’s infrastructure
We may not be successful in realizing the expected benefits of our license agreement with Comprehensive Care Corporation or the recent acquisition of a majority controlling interest in CompCare. Achieving the benefits of our relationship with CompCare will depend in part on our ability to successfully utilize CompCare’s infrastructure and integrating with the benefits of its operations and personnel in a timely and efficient manner. The process will divert management time and attention from our other business, and require the effective coordination of personnel, systems, applications, policies, procedures, business processes and operations. This, too, will be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on technical decisions and business strategy. CompCare may be unable to retain its key management, technical, sales and customer support personnel. If we cannot successfully coordinate our operations and personnel, we will not realize the expected benefits of our relationship.
There may be ongoing legal challenges to our relationship with CompCare, which could adversely affect our results of operations
On May 25, 2007, we entered into a Termination Agreement with CompCare terminating the proposed merger with CompCare and the acquisition of the remaining common stock of CompCare. There are potential legal and economic risks associated with terminating the merger agreement and continuing with our ongoing relationship as CompCare’s majority controlling shareholder, including challenges from public minority shareholders concerning the procedural and financial fairness of our existing agreements, and any future agreements or arrangement between us. Current or future litigation may be expensive and time consuming, and may impede or restrict our ability to operate effectively, which could negatively impact our results of operations.
RISKS RELATED TO COMPCARE’S BUSINESS
CompCare may not be able to accurately predict utilization of its full-risk contracts resulting in contracts priced at levels insufficient to ensure profitability
Managed care operations are at risk for costs incurred to provide agreed upon levels of service. Failure to anticipate or control costs could have material, adverse effects on CompCare. Providing services on a full-risk capitation basis exposes CompCare to the additional risk that contracts negotiated and entered into may ultimately be unprofitable if utilization levels require it to provide services at capitation rates which do not account for or factor in such utilization levels. Failure to achieve anticipated cost reductions in populations brought under management would have an adverse effect on CompCare’s financial results.
CompCare may be unsuccessful in managing its new Indiana Medicaid contract, or the contract may be significantly more costly than anticipated
CompCare may be unsuccessful in managing its new Indiana Medicaid contract that started January 1, 2007, which now comprises over 40% of its operating revenues. Providing services under a new contract for populations at risk that have not been managed before exposes CompCare to the risk it may be unprofitable. There is a limited historical basis for the actuarial assumptions about the utilization of benefits by members covered under this new managed care behavioral program, and premiums based on these assumptions may be insufficient to cover the benefits provided and CompCare may be unable to obtain offsetting rate increases. Contract premiums have been set based on anticipated significant savings and on types of utilization management that may not be possible, may cause disagreements with providers and divert management resources, which would have an adverse impact on CompCare’s financial results.
CompCare’s existing and potential managed care clients operate in a highly competitive environment and may be subject to a higher rate of merger, acquisition and regulation than in other industries
CompCare typically contracts with small to medium sized HMOs which may be adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of healthcare through various means. Its clients may also determine to manage the behavioral healthcare benefits “in house” and, as a result, discontinue contracting with CompCare. Additionally, its clients may be acquired by larger HMOs, in which case there can be no assurance that the acquiring company would renew its contract.

Many of CompCare’s managed care company clients provide services to groups covered by Medicare, Medicaid or Children’s Health Insurance Program (CHIP) plans susceptible to annual changes in reimbursement rates and eligibility requirements that could ultimately affect CompCare
At June 30, 2007, CompCare managed over 938,000 lives in connection with behavioral and substance abuse services covered through Medicare, Medicaid and CHIP programs in Texas, Medicare and Medicaid in Florida, Medicaid in California, Indiana and Michigan, and Medicare in Maryland and Pennsylvania. Any non-renewal of these contracts or changes in reimbursement could adversely affect CompCare through contract bidding and cost structures with the health plans impacted by such changes. Temporary reductions have previously had a negative impact on CompCare, and if implemented in the future could have a material, adverse impact on its operations. Other states may pass legislation that would reduce its revenue through changes in the reimbursement rates or in the number of eligible participants. CompCare may be unable to reduce its costs to a level that would allow it to maintain current gross margins specific to its Medicare, Medicaid and CHIP programs.
CompCare is dependent on its provider network to provide services to its members
CompCare contracts with providers as a means to assure access to behavioral health services for its members. Some providers could refuse to contract with CompCare, demand higher payments, or take other actions which could result in higher healthcare operating expenses. In addition, certain providers may have significant market position, which could cause disruption to provider access in a particular geographic area for CompCare’s members and affect its contractual requirements with its customers of maintaining an adequate network.
Because providers are responsible for claims submission, the timing of which is uncertain, CompCare must estimate the amount of claims incurred but not reported
CompCare’s costs of care include estimated amounts for claims incurred but not reported (IBNR). The IBNR is estimated using an actuarial paid completion factor methodology and other statistical analyses that it continually reviews and adjusts, if necessary, to reflect any change in the estimated liability. These estimates are subject to the effects of trends in utilization and other factors. CompCare’s estimates of IBNR may be inadequate, which would negatively affect results of operations. Considerable variability is inherent in such estimates, its unpaid claims liability may be inadequate, and actual results may differ materially from the estimates reported.
As a result of CompCare’s dependence on a limited number of customers, the loss of any one of these customers, or a reduction in business from any one of them, could have a material, adverse effect on its working capital and future results of operations
For the six month period ended June 30, 2007, approximately 86% of CompCare’s operating revenue was concentrated in contracts with six health plans to provide behavioral healthcare services under commercial, Medicare, Medicaid, and CHIP plans. The terms of each contract is generally for one year and is automatically renewable for additional one-year periods unless terminated by either party by giving the requisite written notice. The loss of one or more of these clients, unless replaced by new business, would negatively affect the financial condition of CompCare.

The industry is subject to extensive state and federal regulations, as well as diverse licensure requirements varying by state. Changes in regulations could affect the profitability of CompCare’s contracts or its ability to retain clients or to gain new customers
CompCare holds licenses or certificates to perform utilization review and third party administrator (TPA) services in some states. Additional utilization review or TPA licenses may be required in the future and CompCare may not qualify to obtain them. In many states, entities that assume risk under contract with licensed insurance companies or health plans have not been considered by state regulators to be conducting an insurance or HMO business. As a result, CompCare has not sought licensure as either an insurer or HMO in any state. If the regulatory positions of these states were to change, its business could be materially affected until such time as it is able to meet the regulatory requirements, if at all. Additionally, some states may determine to contract directly with companies such as CompCare for managed behavioral healthcare services in which case they may also require it to maintain financial reserves or net worth requirements that it may not be able to meet. Currently, CompCare cannot quantify the potential effects of additional regulation of the managed care industry, but such costs will have an adverse effect on future operations to the extent that they are not able to be recouped in future managed care contracts.
CompCare has an annual seasonality in the usage of its provider network, and its financial results may suffer to the extent it cannot adequately manage periods of increased utilization
Historically CompCare has generally experienced increased utilization during the months of March, April and May, and lower utilization throughout the remainder of the year. Seasonal variation also impacts its costs of care during these months, generally having a negative impact on its gross margins and operating profits during these months.
CompCare is subject to intense competition that may prevent it from gaining new customers or pricing its contracts at levels to achieve sufficient gross margins to ensure profitability.
CompCare is continually pursuing new business. However, the smaller size and financial condition of Compcare has proved a deterrent to some prospective customers. Additionally, CompCare will likely have difficulty in matching the financial resources expended on marketing characteristic of its competitors. As a result, Compcare may not be able to realize its forecasted short and long-term growth plans.
CompCare is subject to fines and penalties being assessed by its clients
Many of CompCare’s contracts contain provisions stating that if its clients are assessed penalties or fines by a regulatory agency due to CompCare’s noncompliance with a contractual requirement, CompCare will be responsible for paying the assessed fine or penalty.
A failure of CompCare’s information systems would significantly impair its ability to serve its customers and manage its business.
An effective and secure information system, available at all times, is vital to CompCare’s health plans and their members. CompCare depends on its computer systems for significant service and management functions, such as providing membership verification, monitoring utilization, processing provider claims, and providing regulatory data and other client and managerial reports. Any loss of availability of the current information system would cause a disruption in operations and impact CompCare’s performance.
RISKS RELATED TO OUR INTELLECTUAL PROPERTY
We may not be able to adequately protect the proprietary treatment programs which are the core of our business
We consider the protection of our proprietary treatment programs to be critical to our business prospects. We obtained the rights to some of our most significant patent-pending technologies through a license agreement which is subject to a number of conditions and restrictions, and a breach or termination of that agreement could significantly impact our ability to use and develop our technologies. We currently have no issued U.S. patents covering our PROMETA treatment program for the treatment of alcohol dependency. The applications we have licensed or filed may not issue as patents, and any issued patents may be too narrow in scope to provide us with a competitive advantage. Our patent position is uncertain and includes complex factual and legal issues, including the existence of prior art that may preclude or limit the scope of patent protection. Issued patents will generally expire twenty years after they were first filed.
Examiners, competitors and others may institute challenges and if successful our patents may be denied, rendered unenforceable, or invalidated. The cost of litigation to uphold the validity of patents, and to protect and prevent infringement can be substantial. We may not be able to adequately protect the aspects of our treatment programs that are not patented or have only limited patent protection. Furthermore, competitors and others may independently develop similar or more advanced treatment programs and technologies, may design around aspects of our technology, or may discover or duplicate our trade secrets and proprietary methods.
To the extent we utilize processes and technology that constitute trade secrets under applicable laws, we must implement appropriate levels of security to ensure protection of such laws, which we may not do effectively. Policing compliance with our confidentiality agreements and unauthorized use of our technology is difficult. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States. While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.
Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information
In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. To date we have had three instances in which it was necessary to send a formal demand to cease and desist using our programs to treat patients due to breach of confidentiality provisions in our agreements.
We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business
Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. Within the healthcare, drug and bio-technology industry, established companies actively pursue infringement claims and litigation, which makes the entry of competitive products more difficult. We may experience claims or litigation initiated by existing, better-funded competitors. Court-ordered injunctions may prevent us from bringing new products to market, and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.
RISKS RELATED TO OUR INDUSTRY
Our policies and procedures may not fully comply with complex and increasing regulation by state and federal authorities, which could negatively impact our business operations
The healthcare industry is highly regulated and continues to undergo significant changes as third-party payers, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payers increase efforts to control cost, utilization and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions. In addition, the Food and Drug Administration (FDA), regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs, medical devices and biologics. Other regulatory requirements apply to dietary supplements, including vitamins. Compliance with laws and regulations enforced by regulatory agencies who have broad discretion in applying them may be required for our programs or other medical products or services developed or used by us. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Increasing regulation, political and legal action and pricing pressures could prevent us from marketing some or all of our products and services for a period of time or permanently. Our failure, or the failure of our licensees, to comply with applicable regulations may result in the imposition of civil or criminal sanctions that we cannot afford, or require redesign or withdrawal of our programs from the market.
We may be subject to regulatory and investigative proceedings, which could adversely affect our financial condition or operations
We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If determination is made that we have failed to comply with any applicable laws, our financial condition and results of operations could be adversely affected.
The promotion of our treatment programs may be found to violate federal law concerning “off-label” uses of prescription drugs, which could prevent us from marketing our programs
The Food Drug & Cosmetic (FDC) Act, requires that prescription drugs be approved for a specific medical indication, and promotion of dietary supplements for uses beyond those permitted by law may be treated as the unlawful promotion of drugs. Violations of the FDC Act may result in criminal or civil penalties, including seizure and injunction. Our treatment programs call for the use of prescription drugs for the treatment of chemical dependence and drug addiction, conditions not approved for use in the drugs’ official labeling, and the use of nutritional supplements. The promotion of our treatment programs through advertising and other means may be found to violate FDA regulations or the FDC Act. A successful enforcement action could prevent promotion of our treatment programs and we may be unable to continue operating under our current business model. The expenses associated with losing or defending a claim, or negative publicity concerning the off-label use of drugs in our treatment programs, could adversely affect our business and results of operation.
Treatment using our programs may be found to require review or approval, which could delay or prevent the study or use of our treatment programs
The FDA asserts jurisdiction over many clinical trials, or experiments in which a drug is administered to human subjects, and hospitals and clinics have established Institutional Review Boards (IRBs) to review and approve clinical trials using investigational treatments in their facilities. Use of our treatment program by individual physicians in treating their patients may be found to constitute a clinical trial or investigation that requires IRB review or an FDA investigational new drug (IND) exemption. The FDA may find that use of our treatment programs or collection of outcomes data constitutes a clinical investigation subject to IRB and FDA jurisdiction and may take enforcement action against us. Individual hospitals and physicians may also submit their use of our treatment programs to their IRBs which may prohibit or place restrictions on it. Any of these results may adversely affect our business and the ability of our customers to use our treatment programs.
Failure to comply with FTC laws or similar state laws could result in sanctions or limit the claims we can make
Our promotional activities and materials, including advertising to consumers and physicians, and materials provided to licensees for their use in promoting our treatment programs, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our treatment programs are effective for the treatment of alcohol, cocaine or methamphetamine addiction, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our treatment programs, and other sanctions including substantial fines.
Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business
Many states, including California in which our principal executive offices and two managed PROMETA Centers are located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in arrangements such as employment or fee-splitting, with physicians. Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine by providing administrative and ancillary services in connection with our treatment programs, or that licensing our technology for a license fee that could be characterized as a portion of the patient fees, or subleasing space and providing turn-key business management to affiliated medical groups in exchange for management and licensing fees, constitute improper fee-splitting, in which case we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. If so, we may be unable to restructure our contractual arrangements on favorable terms, which would adversely affect our business and operations.
Our business practices may be found to violate anti-kickback, self-referral or false claims laws, which may lead to penalties and adversely affect our business
The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and “kickbacks” involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit offers, payments or receipts of remuneration in return for (i) referring patients covered by Medicare, Medicaid or other federal healthcare programs, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from ordering certain services reimbursable by Medicare, Medicaid or other federal healthcare programs from any entity with which the physician has a financial relationship, and many states have similar laws. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal False Claims Act, and violations of other laws, such as the anti-kickback laws or the FDA prohibitions against promotion of off-label uses of drugs, may also be prosecuted as violations of the False Claims Act.
Federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors, hospitals and physicians violate these laws and regulations. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored healthcare programs and forfeiture of amounts collected in violation of such laws. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business
State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.
Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs
In conducting research or providing administrative services to healthcare providers in connection with the use of our treatment programs, we may collect, use, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, dissemination, use and confidentiality of patient-identifiable health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA). HIPAA applies to covered entities, which include most healthcare facilities and health plans that will contract for the use of our programs and our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements. Other federal and state laws restricting the use and protecting the privacy of patient information also apply to our licensees directly and to us, either directly or indirectly. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.
CompCare is subject to the administrative simplification requirements of HIPAA for most healthcare facilities and health plans that contract for the use of CompCare’s services. The HIPAA Transactions Rule requires CompCare to comply with format and data content standards for common healthcare transactions on behalf of our licensees. The HIPAA Privacy Rule restricts the use and disclosure of patient information, and requires safeguarding that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. Failure to comply may result in civil and criminal liability and penalties, and have a material adverse effect on CompCare’s ability to retain its customers or to gain new business.
Federal and state consumer protection laws are being applied increasingly by the FTC and state attorneys general to regulate the collection, use and disclosure of personal or patient information, through web sites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Numerous other federal and state laws protect the confidentiality of personal and patient information. Other countries also have, or are developing, laws governing the collection, use and transmission of personal or patient information and these laws could create liability for us or increase our cost of doing business.

RISKS RELATED TO OUR COMMON STOCK
Our stock price may be subject to substantial volatility, and the value of your investment may decline
Our common stock is traded on The Nasdaq Global Market, and trading volume may be limited or sporadic. Over 2006, our common stock traded between $4.77 and $9.35 per share on volume ranging from approximately 18,000 to 3.7 million shares per day. As a result, the current price for our common stock on Nasdaq is not necessarily a reliable indicator of our fair market value. The price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results and actual or anticipated announcements of pilots and scientific studies of the effectiveness of our PROMETA programs, new products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, actual or threatened litigation, market conditions in our industry and the economy as a whole.
Over 30% of our stock is controlled by a single stockholder who has the ability to substantially influence the election of directors and other matters submitted to stockholders
As of August 31, 2007, Reserva Capital, LLC, whose sole managing member is Terren S. Peizer, our chairman and chief executive officer, beneficially owned 13,700,000 shares, which represent approximately 31% of our 44,603,706 shares of outstanding common stock. As a result, he has and is expected to continue to have the ability to determine or significantly influence the election of our board of directors and the outcome of all other issues submitted to our stockholders. The interests of this principal stockholder may not always coincide with our interests or the interests of other stockholders, and it may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial stockholder’s control is that it may be difficult for investors to remove management of the company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.
Provisions in our certificate of incorporation, bylaws and Delaware law could discourage a change in control, and adversely affect existing stockholders
Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”
These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.
We have never paid cash dividends and do not intend to do so
We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.
Special note regarding forward-looking statements
This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following:
➢	the anticipated results of clinical studies on the efficacy of our treatment programs, and the publication of those results in medical journals

➢	plans to have our treatment programs approved for reimbursement by third-party payers

➢	plans to license our treatment programs to more hospitals and healthcare providers

➢	marketing plans to raise awareness of our PROMETA treatment programs

➢	anticipated trends and conditions in the industry in which we operate, including regulatory changes

➢	our future operating results, capital needs, and ability to obtain financing.
Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section titled “Risk factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC. See “Where you can find more information.”

Unaudited pro forma financial information
The unaudited consolidated pro forma financial information in the tables below for the periods ended December 31, 2006 and June 30, 2007 was derived from our and CompCare’s consolidated financial statements. This information should be read in conjunction with the consolidated financial statements and related notes contained in our and CompCare’s annual, quarterly and other reports. We have presented the financial data on an as adjusted basis to give effect to the transactions listed below:
1. The acquisition of a 50.25% majority, controlling interest in CompCare, via the acquisition of Woodcliff on January 12, 2007 for $9 million in cash and 215,053 shares of our common stock. At the time of the transaction Woodcliff owned over 50% of the voting interests in CompCare and had no assets other than securities of CompCare and no liabilities.
2. The acquisition financing, which closed on January 18, 2007. The $10 million proceeds were allocated for accounting purposes between the note and warrants based on the relative fair values on the date of issuance. Direct costs incurred to issue the note and warrants were approximately $300,000.
The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The CompCare acquisition is treated as a purchase transaction and, as such, the purchase price allocations are based primarily on a valuation analysis of identified intangible assets completed by an independent valuation specialist, Actuarial Risk Management (ARM), and could change, depending on the resolution of contingencies related to assumed liabilities.
The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period.

Hythiam, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2006

	Hythiam	CompCare
	Historical	Historical	Pro Forma Adjustments
	Year Ended	Year Ended			Issuance of
	December	November	Woodcliff		Note &		Pro Forma,
(in thousands, except per share data)	31, 2006	30, 2006 (a)	Acquisition		Warrants		As Adjusted
Revenues:
Behavioral health managed care services	$—	$19,581	$—		$—		$19,581
Healthcare services	3,906	—					$3,906

Total revenues	3,906	19,581	—		—		23,487

Operating expenses:
Behavioral health managed care services	—	17,129	—		—		17,129
Cost of healthcare services	818	—					818
General administrative expenses	38,680	2,913	—		—		41,593
Research and development	3,053	—	—		—		3,053
Depreciation & amortization	1,281	95	756	(b)	—		2,132

Total operating expenses	43,832	20,137	756		—		64,725

Loss from operations	(39,926)	(556)	(756)		—		(41,238)

Other non-operating income, net	—	141	—		—		141
Interest income	1,630	99			(17	) (f)	1,712
Interest expense	—	(189)	—		(2,222	) (e)	(2,411)

Loss before provision for income taxes from continuing operations	(38,296)	(505)	(756)		(2,239)		(41,796)
Provision for income taxes	(2)	(88)	—	(c)	—	(c)	(90)

Net loss from continuing operations	(38,298)	(593)	(756)		(2,239)		(41,886)

Net loss from continuing operations per common share:
Basic and diluted	$(0.96)	$(0.10)	$—		$—		$(1.05)

Weighted average shares outstanding:
Basic and diluted	39,715	6,125	(6,125	) (d)	—	(g)	39,930
			215	(d)

Hythiam, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2007

	Hythiam	CompCare
	Historical	Historical	Pro Forma Adjustments
	Six months	January 1			Issuance of
	Ended June	to January	Woodcliff		Note &		Pro Forma,
(in thousands, except per share data)	30, 2007	12, 2007 (a)	Acquisition		Warrants		As Adjusted
Revenues:
Behavioral health managed care services	$16,765	$1,095	$—		$—		$17,860
Healthcare services	3,432	—					$3,432

Total revenues	20,197	1,095	—		—		21,292

Operating expenses:
Behavioral health managed care services	16,501	1,110	—		—		17,611
Cost of healthcare services	759	—					759
General administrative expenses	22,832	303	—		—		23,135
Research and development	1,740	—	—		—		1,740
Depreciation & amortization	1,157	5	7	(b)	—		1,169

Total operating expenses	42,989	1,418	7		—		44,414

Loss from operations	(22,792)	(323)	(7)		—		(23,122)

Other non-operating income, net	29	—	—		—		29
Interest income	908	4			—		912
Interest expense	(1,114)	(6)	—		(141	) (e)	(1,261)

Loss before provision for income taxes from continuing operations	(22,969)	(325)	(7)		(141)		(23,442)
Provision for income taxes	(26)	(1)	—	(c)	—	(c)	(27)

Net loss from continuing operations	(22,995)	(326)	(7)		(141)		(23,469)

Net loss from continuing operations per common share:
Basic and diluted	$(0.52)	$—	$—		$—		$(0.53)

Weighted average shares outstanding:
Basic and diluted	43,984		18	(d)	—	(g)	44,002

(a)	The CompCare statement of operations presented for the twelve months ended November 30, 2006 is compiled based on the unaudited consolidated statements of operations for the six months ended November 30, 2006, adjusted to include the unaudited results for the three months ended February 28, 2006 and the three months ended May 31, 2006. CompCare’s statement of operations presented for the period January 1 through January 12, 2007 is based on unaudited information obtained from internal records. Due to CompCare’s accumulated deficit on the assumed date of the acquisition (January 1, 2006), a deficit minority stockholders’ balance existed at the time of the acquisition which was valued at zero, resulting in an increase in the amount of goodwill recognized in the acquisition. The minority stockholders’ interest in any further net losses will not be recorded due to the accumulated deficit.

(b)	Reflects amortization on the $2,136,000 in estimated fair value of identified intangible assets acquired as part of the Woodcliff acquisition, determined in accordance with our proportionate share of ownership interest, which represents the value of customer contracts, provider network and other deferred costs, as if the transaction had been completed on January 1, 2006. The fair value is based on a valuation analysis completed by ARM. The estimated useful life of these assets range from two to seven years and the amortization is being recognized in relation to the incidence of estimated gross profits to be realized over the useful lives of the contracts, which approximates using the straight line method. Pro forma amortization amounted to $756,000 for the year ended December 31, 2006 and $7,000 for the period January 1 through January 12, 2007.

(c)	No income tax is applicable to the adjustments since Hythiam has accumulated net operating losses from its inception.

(d)	Reflects the issuance of 215,053 shares of common stock in the Woodcliff acquisition, offset by the elimination of CompCare’s historical balances for the year ended December 31, 2006, as if the transactions had been completed on January 1, 2006. The weighted average number of shares was 18,000 for the period January 1 through January 12, 2007.

(e)	Reflects the amount of interest expense incurred on the $10 million senior secured note and warrants, which were issued on January 18, 2007 to fund the Woodcliff acquisition, at the rate of 10.75% (stated rate of prime plus 2.5%, using the current prime rate of 8.25% as of January 17, 2007), as if the note and warrants were issued on January 1, 2006. The amount allocated to the warrants at the date of issue was estimated at $1,380,000 using the Black Scholes method, and is recorded in additional paid-in capital. The remaining $8,620,000 amount of proceeds was allocated to the note. Pro forma interest amounted to $1,075,000 for the year ended December 31, 2006 and $47,000 for the period January 1 through January 12, 2007. The impact on interest expense of a .0125% change in interest rates would be approximately $12,000 annually and $6,000 for six months.

This adjustment also includes $897,000 and $83,000 for amortization of the $1,380,000 discount, and $172,000 and $6,000 for amortization of $259,000 of deferred issuance costs associated with the note, for the year ended December 31, 2006 and the period January 1 through January 12, 2007, respectively. Both the discount and issuance costs are being deferred and amortized using the effective interest method over 18 months because investors have the option to redeem the note after 18 months.

Additionally, the adjustment reflects $78,000 and $5,000 for amortization of a $266,000 purchase accounting adjustment to decrease the carrying value of CompCare’s long term subordinated debt, reflecting the estimated market value at the time the acquisition was completed, for the year ended December 31, 2006 and the six months ended June 30, 2007. The adjustment is being amortized using the effective interest method over the remaining contractual maturity of the note.

(f)	Reflects the decrease in interest income earned resulting from the $300,000 of costs paid to issue the senior secured notes and warrants, which closed on January 18, 2007, as if the transaction had been completed on January 1, 2006. The assumed rate is 5.7% for the year ended December 31, 2006 and is consistent with the yield earned on marketable securities by Hythiam during this period.

(g)	The warrants issued with the senior secured notes are anti-dilutive, and would not impact basic earnings per share.
Use of proceeds
Unless we state otherwise in the applicable prospectus supplement, we expect to use the proceeds from the sale of our securities for capital expenditures, working capital needs and other general corporate purposes.
Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as US government securities and municipal bonds.
The securities we may offer
The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. We may sell from time to time, in one or more offerings:
➢	various series of debt securities;

➢	preferred stock;

➢	common stock;

➢	warrants to purchase common stock; and

➢	units consisting of all or some of the securities listed above, in any combination.
In this prospectus, we refer to our common stock, preferred stock, debt securities, warrants and units collectively as “securities.” The total dollar amount of all securities that we may issue pursuant to this prospectus will not exceed $50,000,000.
If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.
We may enter into indenture agreements with respect to any debt securities we may offer. We would enter into separate indentures, with different trustees, for any senior debt securities and subordinated debt securities. We use the term “indentures” to refer to the senior indenture and the subordinated indenture, and we use the term “trustees” to refer to the several trustees under the indentures. The material terms of the indenture governing a series of debt securities will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939.
We conduct some of our operations through subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors may include trade creditors, debt holders, secured creditors and taxing authorities.
We will describe in the applicable prospectus supplement the following terms relating to a series of debt securities:

➢	the title;

➢	any limit on the amount that may be issued;

➢	the maturity date;

➢	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

➢	whether or not the debt securities will be secured or unsecured, and the terms of any securities;

➢	the terms of the subordination of any series of debt securities;

➢	the terms on which any series of debt securities may be convertible into or exchangeable for common stock or other securities of ours, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and (b) provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

➢	the place where payments will be payable;

➢	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

➢	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

➢	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

➢	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

➢	whether we will be restricted from incurring any additional indebtedness;

➢	a discussion of any material United States federal income tax considerations applicable to the debt securities;

➢	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

➢	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
COMMON AND PREFERRED STOCK
The terms of our common stock and preferred stock are set forth in our certificate of incorporation and bylaws, and are summarized in the Description of Capital Stock, that we have previously filed with the SEC. See “Incorporation of information by reference” and “Where you can find more information” below. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement.

WARRANTS
The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.
We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.
We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.
Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
➢	the offering price and aggregate number of warrants offered;

➢	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

➢	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

➢	the number of shares of common stock purchasable upon the exercise of one warrant, and the price at which these shares may be purchased upon such exercise;

➢	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

➢	the terms of any rights to redeem or call the warrants;

➢	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

➢	the dates on which the right to exercise the warrants will commence and expire;

➢	the manner in which the warrant agreement and warrants may be modified;

➢	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

➢	the terms of the securities issuable upon exercise of the warrants; and

➢	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. After the close of business on the expiration date set forth in the applicable prospectus supplement, unexercised warrants will become void.
Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.
Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
UNITS
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.
The applicable prospectus supplement may describe:
➢	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

➢	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

➢	any additional terms of the governing unit agreement.
The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Plan of distribution
We may offer and sell the securities described in this prospectus:
➢	through agents;

➢	through one or more underwriters or dealers;

➢	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent; but may position and resell a portion of the block as principal to facilitate the transaction;

➢	directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

➢	through a combination of any of these methods of sale.
The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:
➢	at a fixed price or prices, which may be changed;

➢	at market prices prevailing at the time of sale;

➢	at prices relating to the prevailing market prices; or

➢	at negotiated prices.
Offers to purchase the securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the securities so offered and sold.
If we offer and sell the securities through an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any of the securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of the securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of these securities the underwriters will be obligated to purchase all such securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.
If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of our securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters or selling group members.
Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
If we offer and sell the securities through a dealer, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.
We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
We may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.
NASDAQ Global Market quotation
Our common stock is traded on The Nasdaq Global Market under the symbol “HYTM.”

Incorporation of certain information by reference
The following documents are specifically incorporated by reference into this prospectus:
(1)	Our annual report on Form 10-K for the year ended December 31, 2006;

(2)	CompCare’s transition report on Form 10-KT for the transition period from June 1, 2006 through December 31, 2006;

(3)	Our Proxy Statement on Form DEF14A for our annual meeting of stockholders held on June 15, 2007;

(4)	Our quarterly report on Form 10-Q for the quarter ended March 31, 2007;

(5)	Our quarterly report on Form 10-Q for the quarter ended June 30, 2007;

(6)	CompCare’s quarterly report on Form 10-Q for the quarter ended February 28, 2007;

(7)	CompCare’s quarterly report on Form 10-Q for the quarter ended June 30, 2007;

(8)	Our current reports on Form 8-K filed with the SEC on January 18, 2007; January 19, 2007; January 25, 2007; January 29, 2007; February 6, 2007; March 2, 2007; March 15, 2007; May 7, 2007; May 9, 2007; May 10, 2007; May 15, 2007; May 25, 2007; May 29, 2007; May 31, 2007; June 18, 2007; July 10, 2007; and September 6, 2007;

(9)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (1) and (2) above;

(10)	The Description of Capital Stock contained in our Registration Statement on Form S-1/ A filed with the SEC on June 23, 2004; and

(11)	All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.
We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:
Investor Relations
Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300

Where you can find additional information
We make our annual reports on Form 10-K, our proxy statement, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to these reports available free of charge through links on our corporate website as soon as reasonably practicable after such reports are filed with, or furnished to, the Securities and Exchange Commission (SEC). Our corporate website is located on the Internet at http://www.hythiam.com. Only those reports specifically described above are incorporated by reference herein. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.
Legal matters
Various legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Dreier Stein & Kahan LLP, Santa Monica, California. Dreier Stein & Kahan LLP and its attorneys hold no shares of our common stock, but an attorney with the firm holds a warrant to purchase up to 50,000 shares of our common stock.
Experts
Our financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
CompCare’s financial statements incorporated by reference in this Prospectus have been audited by Kirkland, Russ, Murphy & Tapp P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
The valuation analysis of identified intangible assets acquired in the CompCare acquisition referenced in our quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and the footnotes to the unaudited pro forma financial information, was completed by Actuarial Risk Management, an independent valuation specialist. This report has been referenced in reliance upon the report given upon the authority of said firm as experts in valuation services.